## EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this "**Agreement**") is entered into by and between Nativ Mobile, LLC, a Delaware limited liability company (together with its affiliates, successors and assigns, the "**Company**"), and Kiran Panesar, the undersigned individual ("**Executive**").

## RECITALS

**WHEREAS**, Executive is a co-founder of the Company and, as of the date hereof, is both an officer and a board member of the Company and owns and controls no less than **7.3%** of the Company.

**WHEREAS**, the Company recognizes that Executive's talents and abilities are unique and have, to date, been integral to the success of the Company.

**WHEREAS**, the Company and Executive desire to enter into this Agreement setting forth the terms and conditions of Executive's employment with the Company.

**NOW, THEREFORE**, in consideration of the mutual covenants and agreements hereinafter set forth, the Company and Executive agree as follows:

## AGREEMENT

1. **Employment**.

(a) Term. The Company, through its Board of Directors ("**Company Board**"), hereby appoint Executive to serve as Chief Technology Officer of the Company. The term of this Agreement shall be for a period of at least three (3) calendar years, beginning on April 1, 2019 and terminating on March 31, 2022 (the "**Initial Term**") unless terminated sooner pursuant to Section 5 of this Agreement. After the expiration of the Initial Term,

the term of this Agreement shall automatically renew for consecutive twelve (12) month periods unless Executive's affiliation with the Company is terminated by either Executive or the Company in accordance with Section 5 herein.

(b) Duties and Responsibilities. Executive shall report to the Company Board. Within the limitations established by the Operating Agreement of the Company, the Executive shall have each and all of the duties and responsibilities of the Chief Technology Officer position and such other duties on behalf of the Company as may be reasonably assigned from time to time by the Company Board. Executive will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior consent of the Company Board, which will not be unreasonably withheld.

2. **Compensation**.

(a) Base Salary. Executive shall be paid a base salary ("**Base Salary**") at the annual rate of **$150,000.00**, payable in bi-weekly installments consistent with Company's payroll practices. The annual Base Salary shall be reviewed on or before January 1 of each year, unless Executive's employment hereunder shall have been terminated earlier pursuant to this Agreement, by the Company Board to determine if such Base Salary should be increased for the following year in recognition of services to the Company.

(b) Payment. Payment of all compensation to Executive hereunder shall be made in accordance with the relevant Company policies in effect from time to time, including normal payroll practices, and shall be subject to all applicable employment and withholding taxes.

(c) Bonus. Executive shall also be entitled to an annual bonus not to exceed **20%** of Executive's Base Salary, less applicable employment and withholding taxes, which shall be determined at the sole discretion of the Company Board. Executive's annual bonus shall be paid within two (2) months after the end of the applicable calendar year. To be eligible to receive his annual bonus, Executive must have been employed for at least one day of the applicable calendar year for which the annual bonus is paid.

3. **Other Employment Benefits**.

(a) Business Expenses. Upon submission of itemized expense statements in the manner specified by the Company, Executive shall be entitled to reimbursement for reasonable travel and other reasonable business expenses duly incurred by Executive in the performance of his duties under this Agreement.

(b) Benefit Plans. Executive shall be entitled to participate in the Company's medical and dental plans, life and disability insurance plans and retirement plans pursuant to their respective terms and conditions. Executive shall be entitled to participate in any other benefit plan offered by the Company to its employees during the term of this Agreement. Nothing in this Agreement shall preclude the Company from terminating or amending any employee benefit plan or program from time to time.

(c) Paid Time Off; Work Remote. Executive shall be entitled to unlimited, approved paid time off (PTO) provided that the PTO actually taken by Executive does not compromise or hinder his ability to fulfill his role for the Company. Furthermore, Executive shall be entitled to participate in the Company's work-remote (WR) plan. With respect to both PTO and WR, Employee shall note such PTO and/or WR within the Company's electronic calendar in accordance with the Company's procedures in effect during the term of this Agreement.

4. **Executive's Business Activities**. Executive shall devote a substantial portion of his entire business time, attention and energy exclusively to the business and affairs of the Company. Executive may serve as a member of the Board of Directors of other organizations that do not compete with the Company, and may participate in other professional, civic, governmental organizations and activities that do not materially affect his ability to carry out his duties hereunder.

5. **Termination of Employment**.

(a) Termination by Executive. Executive may terminate his employment under this Agreement at any time provided that he notify the Company Board with at least ninety (90) days' notice in writing, and his resignation shall become effective at the end of that ninety-day period (the "**Effective Date of Resignation**"). In the event of such notice, Executive's compensation hereunder shall cease as of the Effective Date of Resignation, *provided, however,* that Company may reduce or require no further services from Executive during all or a portion of the ninety-day period and such

election by the Company shall not affect Executive's entitlement to compensation through the Effective Date of Resignation

(b) Termination For Cause. Notwithstanding anything herein to the contrary, the Company may terminate Executive's employment hereunder for cause for any one of the following reasons: (1) conviction of a felony, or a misdemeanor where imprisonment is imposed, (2) commission of any act of theft, fraud, or falsification of any employment or Company records in any material way, (3) Executive's failure or inability to perform any material reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability, or (4) material breach of this Agreement which breach is not cured within ten (10) days following written notice of such breach. Upon termination of Executive's employment with the Company for cause, the Company shall be under no further obligation to Executive for salary or bonus, except to pay all accrued but unpaid base salary and accrued bonus to the date of termination thereof.

(c) Termination Without Cause by Company. At any time after the expiration of the Initial Term, with a unanimous vote of the Company Board, the Company may terminate Executive's employment under this Agreement without cause provided that Company shall give Executive at least six (6) months' *notice of termination without cause* in writing. If such notice is given, Company shall pay Executive all compensation and benefits as they come due during that six-month period.

(d) Disability of Executive. The Company may terminate this Agreement without liability if Executive shall be permanently prevented from properly performing his essential duties hereunder with reasonable accommodation by reason of illness or other physical or mental incapacity for a period of more than 180 consecutive days. Upon such termination, Executive shall be entitled to all accrued but unpaid Base Salary and accrued bonus.

(e) Death of Executive. In the event of the death of Executive, the Company's obligations hereunder shall automatically cease and terminate; *provided, however*, that within 15 days, the Company shall pay to Executive's heirs or personal representatives Executive's Base Salary accrued to the date of death.

6. **Indemnification**. In the event that (a) Executive was or is a party or is threatened to be made a party to any Proceeding (as defined below) by reason of the Executive's Corporate Status (as defined below) or (b) the Executive was or is a party or is threatened to be made a party to any Proceeding by or in the right of the Company to

procure a judgment in its favor by reason of the Executive's Corporate Status, Executive shall be indemnified by the Company against all Expenses and Liabilities incurred or paid by the Executive in connection with such Proceeding. For purposes of this Agreement, the terms: (i) "**Proceeding**" means any threatened, pending or completed claim, action, suit, arbitration, alternate dispute resolution process, investigation, administrative hearing, appeal, or any other proceeding, whether civil, criminal, administrative, arbitrative or investigative, whether formal or informal, (ii) "**Corporate Status**" means the status of the Executive as an employee and/or director of the Company, as applicable, (iii) "**Expenses**" means all fees, costs and expenses incurred in connection with any Proceeding, including, without limitation, reasonable attorneys' fees, and (iv) "**Liabilities**" means judgments, damages, liabilities, losses, penalties, excise taxes, and fines.

7. **Assignment and Transfer**. Executive's rights and obligations under this Agreement shall not be transferable by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void.

8. **No Inconsistent Obligations**. Executive is aware of no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with his undertaking employment with the Company. Executive will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others.

9. **Key Person Insurance**. The Company may, at its discretion and expense, apply for and procure in its own name and for its own benefit "key person" or other life insurance and/or disability insurance on the Executive in any amount or amounts considered advisable. Executive agrees to submit to any reasonably requested physical examination in connection with the Company's purchase of such insurance. The results of any such physical examination will be kept confidential by the Company and will only be disclosed to the extent required to obtain such insurance. Executive agrees to cooperate fully and supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary in connection with the underwriting, purchase and/or retention of any insurance policy by the Company.

10. **Miscellaneous**.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without regard to conflict of law principles.

(b) Entire Agreement. This Agreement contains the entire agreement and understanding between the parties hereto and supersedes any prior or contemporaneous written or oral agreements, representations and warranties between them respecting the subject matter hereof.

(c) Amendment. This Agreement may be amended only by a writing signed by Executive and by a duly authorized representative of the Company.

(d) Severability. If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

(e) Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive.

(g) Rights Cumulative. The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either party hereto (or by its successor), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.

(h) Non-waiver. No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by an officer of the Company (other than Executive) or other person duly authorized by the Company.

(i) Notices. Any notice, request, consent or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if in writing, and if and when sent by certified or registered mail, with postage prepaid, to Executive's residence (as noted in the Company's records), or to the Company's principal office, as the case may be.

(j) Arbitration. Any controversy, dispute or claim arising out of or related to this Agreement or breach of this Agreement shall be settled solely by confidential binding

arbitration by a single arbitrator in accordance with the commercial arbitration rules of JAMS in effect at the time the arbitration commences. The award of the arbitrator shall be final and binding. No party shall be entitled to, and the arbitrator shall not be authorized to, award costs of a party (including, without limitation, attorneys' fees). The arbitration shall be held in Chicago, Illinois. The arbitrator shall not be required to provide support or explanation for his award.

**IN WITNESS WHEREOF**, the parties hereto have duly executed this Agreement as of the date set forth below.

**NATIV MOBILE,LLC**

By:____________________

Name: Justin M. Hines
Title: General Counsel
Date: April 1, 2019

**KIRAN PANESAR**

X:____________________
Kiran Panesar

Date: April 1, 2019